EXHIBIT 99.1


On July 7, 2005, the Registrant issued the following news release:


     "AMERICAN OIL & GAS UPDATES STATUS OF SIMS 16-26 WELL AT FETTER PROJECT

     DENVER- American Oil & Gas, Inc. (AMEX: AEZ) today announced that operations are continuing at the Sims 16-26 well. On June 21, 2005, the Company announced that this well had been drilled into the Niobrara / Frontier formations and was flowing natural gas and condensate to surface. Natural gas flow rates encountered during a subsequent two day period of intermittent testing ranged from two to five million cubic feet per day and condensate flow rates were estimated to be 300 to 500 barrels per day with flowing pressures of up to 2,500 PSI at surface. The higher than expected condensate flow rates and reservoir pressures that were encountered prevented drilling completely through the target formations. The original plan for this well was to intersect the targeted formations and drill as much as 2,000 feet of high-angle lateral wellbore. The actual lateral wellbore drilled was only approximately 255 feet. During the process of completing the well, it was not possible to pull the drill pipe out of the bottom portion of the wellbore, and the decision was made to plug back the original hole and sidetrack the well.

     Operations using conventional drilling methods are under way to drill a new wellbore out of the bottom of the existing 7-5/8 inch casing to the top of the Frontier formation, set 5-1/2 inch casing, and drill back into the Frontier formation using the under-balanced horizontal drilling technology.

     "Applying new drilling and completion technologies to a prospective field is always a challenging proposition," commented Pat O'Brien, CEO of American. "It will likely take several wells or more, employing modified procedures and information gained from actual field experiences for us to fully understand the best procedures and practices to exploit this potential resource. While we are excited with the short term flow rates achieved on the Sims well, one must balance this excitement with the challenging completion procedures and learning curve that lies ahead of us. We are optimistic that information gained from this first attempt will allow us to achieve greater penetration into the Frontier formation, thereby exposing more of the identified reservoir to the well bore. We will provide additional information regarding this well as appropriate."

     American owns a 26.25% working interest and is paying 15% of the costs to drill and complete the current Sims 26-16 well.

     The Fetter project area consists of approximately 51,000 gross acres within American's 103,000 gross acre Douglas Project. Subject to the terms of existing agreements with other working interest participants and with the exception of the Sims 26-16 and four additional drilling locations, American owns a 56.25% overall working interest in the Fetter project acreage position.

     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company's website:
www.americanoilandgasinc.com.

                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity."